(Translation)

August 12, 2014

Company name:	Acucela Inc.
Representative:	Ryo Kubota, Chairman, President and CEO
Code No.:	4589, TSE Mothers
Person to contact:	Tomomi Sukagawa, Director
Japan Office, Acucela Inc.
TEL: 81-3-5789-5872 (main)
Attorney in fact:	Ken Takahashi, Attorney at law
Baker & Makenzie
(Gaikokuho Joint Enterprise)
TEL: 81-3-6271-9900

Revisions to Earnings Forecasts

Based on the recent business performance, we have revised the earnings forecasts announced on February 13, 2014 as follows:

***

Revisions to the Forecast for the Earnings for 2Q 2014 (accumulated)
(January 1, 2014 to June 30, 2014)

(Unit: US$ in thousands (JPY in thousands), except per share information)
	Revenue from collaborations (Note 1)	Operating Income	Income before income tax	Net income	Net income per share
Previous Forecast (A)	29,683	401	208	127	0.01
	(3,008,668)	(40,645)	(21,082)	(12,872)	(1)
Revised Forecast (B)	19,632	319	504	125	0.00
	(1,989,899)	(32,334)	(51,085)	(12,670)	(0)
Change (B-A)	-10,051	-82	296	-2	-0.01
	((1,018,769))	((8,311))	(30,003)	((202))	((1))
Percentage Change (%)
	-34%	-20%	142%	-2%	-100%
2Q 2013 (accumulated)	27,003	5,643	5,675	3,691	0.08
	(2,737,024)	(571,975)	(575,218)	(374,120)	(8)

Note: Amounts in parenthesis are converted amounts (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 101.36, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on June 30, 2014 for the sake of convenience.

Reasons for revisions

Revenue from collaborations. The decrease in the company's total revenue is directly correlated to the same variance in expenses for individual projects, resulting in no impact to the company's net income. First half 2014 total revenue was $10.1 million, or ¥1,018.8 million, below the forecast ($19.6 million, or ¥1,989.9 million, Revised Forecast vs. $29.7 million, or ¥3,008.7 million, Previous Budget) of which approximately $10 million is directly correlated to the same variance in expenses associated with the emixustat program, thus no impact on net income. As noted in our Press Release dated May 9, 2014, based on the recommendation from the FDA, Acucela will not be pursuing a 12 month analysis of our Phase 2b/3 “SEATTLE” study. As a result, schedules of the clinical development activities, including the interim analysis, have been changed, resulting in lower revenue and expense for the first half of 2014. The remaining variance in total revenue can be attributed to the glaucoma program.

Operating income. The variance in operating income can be attributed to the performance of the glaucoma program.

Income before income tax. The $0.3 million , or ¥30.0 million, stronger performance in income before income tax can be attributed to better than forecasted interest income and lower than expected foreign exchange expenses.

Net income and net income per share. Due to a higher than anticipated US tax rate, net income was $0.002 million, or ¥0.2 million, less than the forecast. Net income per share was $0.01, or ¥1, less than the forecast.

Forecast for 2014. The shift in the timing of Phase 2b/3 “SEATTLE” study-related activities will have no impact on net income or net income per share for 2014, due to the nature of revenue and expenses as explained above. Potential impact on full-year revenue and expense for 2014 cannot be determined at this point. Therefore, we have not revised the 2014 full-year forecast.

(Notes) The forecasts above are based on the information currently available. A number of factors could cause actual results to differ materially from expectations.

END